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                                                                     EXHIBIT 5.2


                  [GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]





June 13, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: ABAXIS, INC. POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-53484 ON FORM S-3

Ladies and Gentlemen:

As legal counsel for Abaxis, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission) of a post-effective amendment to Registration Statement No. 333-53484 on Form S-3 (the "Post Effective Amendment No. 1") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act), of 1,418,599 shares of Common Stock, no par value.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the filing of the Post Effective Amendment No. 1 will be accordance with Rule 486(b)(1)(v) as promulgated by the Commission under the Securities Act and, accordingly, such Post Effective Amendment No. 1 will be effective concurrent with its filing with the Commission.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.

Respectfully submitted,

/s/ GRAY CARY WARE & FREIDENRICH LLP
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GRAY CARY WARE & FREIDENRICH LLP